                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-50445



SUPPLEMENT Dated August  12, 1998
TO PRELIMINARY PROSPECTUS SUPPLEMENT Dated July 31, 1998
TO PROSPECTUS Dated July 31, 1998



                          $1,016,619,000 (Approximate)


                 Prudential Securities Secured Financing Corp.
                                   Depositor

                          National Realty Finance L.C.
                    Prudential Mortgage Capital Funding, LLC
                                   CIBC Inc.
                             Mortgage Loan Sellers

         Commercial Mortgage Pass-Through Certificates, Series 1998-C1

         The Preliminary Prospectus Supplement to which this Supplement is attached contains information concerning the Class of Certificates offered thereby, designated therein as the Class A-1A Certificates, that is amended and superseded by the information contained herein. The Class A-1A Certificates described therein will not be issued pursuant to the Pooling and Servicing Agreement, or offered or sold as described in the Prospectus Supplement. Instead, three Classes of Certificates, designated the Class A-1A1 Certificates, the Class A-1A2 Certificates and the Class A-1A3 Certificates will be issued pursuant to the Pooling and Servicing Agreement, and will be offered and sold as described in the Prospectus Supplement as supplemented by this Supplement. The information set forth in the attached Prospectus Supplement with respect to other Classes of Certificates and the Mortgage Loans is not amended or superseded other than as expressly set forth herein.


------------------------------------------------------------------------------------------------------------------------
                Initial Certificate       Pass-Through          Ratings          Scheduled Final          Weighted
    Class           Balance (1)               Rate            Moody's/S&P     Distribution Date(2)      Average Life
------------------------------------------------------------------------------------------------------------------------
Class A-1A1         $74,855,000              6.105%             Aaa/AAA         November 15, 2002           2.311
------------------------------------------------------------------------------------------------------------------------
Class A-1A2         $73,406,000              6.172%             Aaa/AAA         October 15, 2004            5.129
------------------------------------------------------------------------------------------------------------------------
Class A-1A3         $109,787,000             6.350%             Aaa/AAA         September 15, 2007          7.922
------------------------------------------------------------------------------------------------------------------------

(1)    Approximate, subject to an upward or downward variance of up to 5%.

(2) The "Scheduled Final Distribution Date" with respect to any Class of Certificates is the Distribution Date on which the related certificate balance or notional balance would be reduced to zero assuming no delays in the collection of Balloon Payments or liquidation, no exercise of defeasance options or prepayment (including at Anticipated Repayment Dates), no early termination of the Trust, no defaults, no condemnations, no modifications and no extensions.

Prudential Securities Incorporated                       CIBC Oppenheimer Corp.


                                August 12, 1998

         The Commercial Mortgage Pass-Through Certificates, Series 1998-C1 (the "Certificates"), will consist of 21 Classes of Certificates, designated as the Class A-1A1 Certificates, Class A-1A2 Certificates, Class A-1A3 Certificates, Class A-1B Certificates, Class A-2MF Certificates, Class A-EC Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates, Class G Certificates, Class H Certificates, Class J Certificates, Class K Certificates, Class L Certificates, Class M Certificates, Class N-1 Certificates, Class N-2 Certificates (collectively, the "Regular Certificates"), the Class R-I Certificates and the Class R-II Certificates (collectively, the "Residual Certificates"). Only the Class A-1A1, Class A-1A2, Class A-1A3, Class A-1B, Class A-2MF, Class B, Class C, Class D and Class E Certificates are offered by the attached Prospectus Supplement and Prospectus. As used herein and in the attached Prospectus Supplement, the term "Offered Certificates" includes the Class A-1A1, Class A-1A2, Class A-1A3, Class A-1B, Class A-2MF, Class B, Class C, Class D and Class E Certificates. Also, as used herein and in the attached Prospectus Supplement, the term "Senior Certificates" includes the Class A-1A1, Class A-1A2, Class A-1A3, Class A-1B, Class A-EC and Class A-2MF Certificates.

         The Class A-1A1 Certificates, Class A-1A2 Certificates and Class A-1A3 Certificates will be purchased by the Underwriters from the Depositor in the manner described with respect to the other Classes of Offered Certificates under "Plan of Distribution" in the attached Prospectus Supplement and will be offered by the Underwriters to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Offered Certificates are anticipated to be approximately $ plus, with respect to the Class A-1A1, Class A-1A2, Class A-1A3, Class A-1B and Class A-2MF Certificates, accrued interest thereon at the applicable Pass-Through Rates from August 1, 1998, before deducting expenses payable by the Depositor, estimated to be approximately $3,300,000.

         The Class A-1A1 Certificates, Class A-1A2 Certificates and Class A-1A3 Certificates are offered by Prudential Securities Incorporated and CIBC Oppenheimer Corp. (the "Underwriters"), subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part.

         It is expected that delivery of the Class A-1A1 Certificates, Class A-1A2 Certificates and Class A-1A3 Certificates will be made in book-entry form through the Same Day Funds Settlement System of The Depository Trust Company ("DTC"), on or about August 21, 1998 (the "Delivery Date"), against payment therefor in immediately available funds.

         The "Risk Factors" commencing on page S-25 of the attached Prospectus Supplement and on page 12 of the Prospectus will also be applicable to investments in the Class A-1A1 Certificates, Class A-1A2 Certificates and Class A-1A3 Certificates.

         The information set forth in the attached Prospectus Supplement with respect to the Class A-1A Certificates under the captions "Executive Summary--Federal Tax Status," "--ERISA," "--SMMEA" and "--DTC Eligibility," "Summary of Terms--Denominations," "--Certain Federal Income Tax Consequences," "--ERISA Considerations" and "--Legal Investment," "Risk Factors--Prepayment and Yield Considerations" and "--Limited Liquidity," "Description of the Certificates," "Yield and Maturity Considerations," "The Pooling and Servicing Agreement--Reports to Certificateholders" and "--Voting Rights," "Material Federal Income Tax Consequences," "ERISA Considerations," "Legal Investment," "Plan of Distribution" and "Ratings" applies to the Class A-1A1, Class A-1A2 and Class A-1A3 Certificates and should be read as if at each place reference is made to the Class A-1A1, Class A-

1A2 and Class A-1A3 Certificates, instead of to the Class A-1A Certificates, in each case with the additional amending and superseding changes set forth below.

         Because the Class A-1A1, Class A-1A2 and Class A-1A3 Certificates are Senior Certificates, they will be entitled to receive allocations of interest on a pro rata basis with the other Senior Certificates as described in the attached Prospectus Supplement with respect to the Class A-1A Certificates. Also, they will have the benefit of the sequential pay and subordination features described throughout the attached Prospectus Supplement (e.g. under the captions "Description of the Certificates--Distributions" and "--Subordination") on the basis of their being the Classes with the first three sequential Class designations for such purposes. Therefore, clauses (i) through
(vii) of description of the Available Funds Allocation set forth commencing on page S-71 of the attached Prospectus Supplement is amended and superseded by the following clauses:

                  "(i) concurrently, (a) from Available Funds for Loan Group 1, to the Class A-1A1 Certificates, Class A-1A2 Certificates, Class A-1A3 Certificates and Class A-1B Certificates, pro rata in accordance with the Class Interest Distribution Amount of each, up to an amount equal to the Class Interest Distribution Amount of each such Class for such Distribution Date plus, for each such Class, an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid, (b) from Available Funds for Loan Group 2, to the Class A-2MF Certificates, up to an amount equal to the Class Interest Distribution Amount for such Class for such Distribution Date, plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid, and (c) from Available Funds for both Loan Groups, to the Class A-EC Certificates, up to an amount equal to the Class Interest Distribution Amount for such Class for such Distribution Date, plus an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid; provided that if, with respect to any Distribution Date, such Available Funds are insufficient to make any such distribution, then Available Funds for both Loan Groups will be allocated among such Classes pro rata, in proportion to their respective Class Interest Distribution Amounts without regard to Loan Groups;

                  (ii) to the Class A-2MF Certificates, in reduction of the Certificate Balance thereof until the Certificate Balance thereof is reduced to zero, up to an amount equal to the A-2MF Principal Distribution Amount for such Distribution Date;

                  (iii) to the Class A-1A1, Class A-1A2, Class A-1A3, Class A-1B and Class A-2MF Certificates, in reduction of the Certificate Balances thereof, the remaining Pooled Principal Distribution Amount for such Distribution Date first to the Class A-1A1 Certificates until the Certificate Balance of the Class A-1A1 Certificates has been reduced to zero, second to the Class A-1A2 Certificates until the Certificate Balance of the Class A-1A2 Certificates has been reduced to zero, third to the Class A-1A3 Certificates until the Certificate Balance of the Class A-1A3 Certificates has been reduced to zero, fourth to the Class A-1B Certificates until the Certificate Balance of the Class A-1B Certificates has been reduced to zero and, thereafter, to the Class A-2MF Certificates until the Certificate Balance of the Class A-2MF Certificates has been reduced to zero;

                  (iv) to the Class A-1A1 Certificates, Class A-1A2 Certificates, Class A-1A3 Certificates, Class A-1B Certificates and Class A-2MF Certificates, pro rata, based upon the unreimbursed amounts of Realized Losses, of each such Class, if any, the remaining Available Funds up to an amount equal to the aggregate of such unreimbursed Realized Losses;

                  (v) to the Class B Certificates, up to an amount equal to the Class Interest Distribution Amount of such Class for such Distribution Date;

                  (vi) to the Class B Certificates, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class on any previous Distribution Dates and not paid;

                  (vii) after the Certificate Balances of the Class A-1A1, Class A-1A2, Class A-1A3, Class A-1B and Class A-2MF Certificates each have been reduced to zero, to the Class B Certificates, in reduction of the Certificate Balance thereof, the Pooled Principal Distribution Amount for such Distribution Date less the portion thereof distributed on such Distribution Date pursuant to any preceding clause, until the Certificate Balance thereof is reduced to zero;"


         The following tables present certain additional information concerning the Class A-1A1, Class A-1A2 and Class A-1A3 Certificates that should be read as amending and superseding the comparable tabular information provided with respect to the Class A-1A Certificates in the attached Prospectus Supplement.


--------------------------------------------------------------------------------------------------------------
      Class             Approximate             Approximate             Expected              Weighted
                   Percentage Of Initial       Percentage Of          Amortization          Average Life
                        Pool Balance           Subordinated              Period
                                                Securities           (Month/Year)(1)
--------------------------------------------------------------------------------------------------------------
   Class A-1A1             6.52%                  28.75%            9/1998 - 11/2002            2.311
--------------------------------------------------------------------------------------------------------------
   Class A-1A2             6.39%                  28.75%            11/2002 - 10/2004           5.129
--------------------------------------------------------------------------------------------------------------
   Class A-1A3             9.56%                  28.75%            10/2004 - 9/2007            7.922
--------------------------------------------------------------------------------------------------------------

(1) Assumes a prepayment scenario of 0% CPR, with each ARD Loan prepaying in full on the related Anticipated Repayment Date, and no defaults. See "Yield and Maturity Considerations--Weighted Average Life" in the attached Prospectus Supplement.

                   Percentage of Initial Certificate Balance
                             (or Notional Balance)
                    Outstanding for Each Designated Scenario

                                  CLASS A-1A1                                          CLASS A-1A2
                             Prepayment Speed (1)                                  Prepayment Speed (1)
                    ------------------------------------------------   -----------------------------------------------------
Distribution Date    0.00%   3.00%   5.00%  7.00%   10.00%   15.00%      0.00%   3.00%     5.00%    7.00%    10.00%  15.00%
-----------------    -----   -----   -----  -----   ------   ------      -----   -----     -----    -----    ------  ------
Initial Balance       100     100     100    100     100      100         100     100       100      100      100      100
August 15, 1999        80      80      80     80      80       80         100     100       100      100      100      100
August 15, 2000        58      58      58     58      57       57         100     100       100      100      100      100
August 15, 2001        34      34      33     33      32       31         100     100       100      100      100      100
August 15, 2002         9       7       7      6       5        3         100     100       100      100      100      100
August 15, 2003         0       0       0      0       0        0          51      49        48       47       46       43
August 15, 2004         0       0       0      0       0        0          21      18        16       15       12        9
August 15, 2005         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2006         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2007         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2008         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2009         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2010         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2011         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2012         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2013         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2014         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2015         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2016         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2017         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2018         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2019         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2020         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2021         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2022         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2023         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2024         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2025         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2026         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2027         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2028         0       0       0      0       0        0           0       0         0        0        0        0
August 15, 2029         0       0       0      0       0        0           0       0         0        0        0        0
Weighted Average
 Life (2)            2.31    2.29    2.28   2.27    2.26     2.23        5.13    5.09      5.07     5.05     5.02    4.97

(1) Prepayments on mortgage loans are commonly measured relative to a prepayment standard or model. A common model (the "Constant Prepayment Rate" or "CPR") represents an assumed constant rate of prepayment relative to the then outstanding principal balance of a pool of new mortgage loans for the life of such mortgage loans.

(2) The weighted average life of each Class is determined by (i) multiplying the amount of each distribution in reduction of the Certificate Balance or Notional Balance of such Class by the number of years from the date of purchase to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the aggregate distributions in reduction of Certificate Balance or Notional Balance referred to in clause (i).

                   Percentage of Initial Certificate Balance
                             (or Notional Balance)
                    Outstanding for Each Designated Scenario

                                               CLASS A-1A3
                                            Prepayment Speed (1)
                          -----------------------------------------------------
Distribution Date           0.00%    3.00%     5.00%    7.00%    10.00%  15.00%
-----------------           -----    -----     -----    -----    ------  ------
Initial Balance             100      100       100      100       100      100
August 15, 1999             100      100       100      100       100      100
August 15, 2000             100      100       100      100       100      100
August 15, 2001             100      100       100      100       100      100
August 15, 2002             100      100       100      100       100      100
August 15, 2003             100      100       100      100       100      100
August 15, 2004             100      100       100      100       100      100
August 15, 2005              75       73        72       71        69       67
August 15, 2006              52       48        45       43        40       34
August 15, 2007               6        0         0        0         0        0
August 15, 2008               0        0         0        0         0        0
August 15, 2009               0        0         0        0         0        0
August 15, 2010               0        0         0        0         0        0
August 15, 2011               0        0         0        0         0        0
August 15, 2012               0        0         0        0         0        0
August 15, 2013               0        0         0        0         0        0
August 15, 2014               0        0         0        0         0        0
August 15, 2015               0        0         0        0         0        0
August 15, 2016               0        0         0        0         0        0
August 15, 2017               0        0         0        0         0        0
August 15, 2018               0        0         0        0         0        0
August 15, 2019               0        0         0        0         0        0
August 15, 2020               0        0         0        0         0        0
August 15, 2021               0        0         0        0         0        0
August 15, 2022               0        0         0        0         0        0
August 15, 2023               0        0         0        0         0        0
August 15, 2024               0        0         0        0         0        0
August 15, 2025               0        0         0        0         0        0
August 15, 2026               0        0         0        0         0        0
August 15, 2027               0        0         0        0         0        0
August 15, 2028               0        0         0        0         0        0
August 15, 2029               0        0         0        0         0        0
Weighted Average Life (2)   7.92      7.82     7.75      7.70     7.62     7.51

(1) Prepayments on mortgage loans are commonly measured relative to a prepayment standard or model. A common model (the "Constant Prepayment Rate" or "CPR") represents an assumed constant rate of prepayment relative to the then outstanding principal balance of a pool of new mortgage loans for the life of such mortgage loans.

(2) The weighted average life of each Class is determined by (i) multiplying the amount of each distribution in reduction of the Certificate Balance or Notional Balance of such Class by the number of years from the date of purchase to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the aggregate distributions in reduction of Certificate Balance or Notional Balance referred to in clause (i).